UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 3, 2010 (June 1, 2011)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The QC Holdings, Inc. annual meeting of stockholders was held in Overland Park, Kansas, on June 1, 2011. At that meeting, the stockholders considered and acted upon the following proposals:

Proposal 1. The Election of Directors. By the vote referenced below, the stockholders elected the following individuals to serve as directors for a term of one year and until their respective successors are duly elected and qualified:

Director	For	Withheld	Broker Non-Votes

Don Early	11,312,949	915,979	4,608,160
Mary Lou Early	11,396,220	832,708	4,608,160
Richard B. Chalker	12,205,241	23,687	4,608,160
Gerald F. Lamberti	12,204,991	23,937	4,608,160
Francis P. Lemery	12,119,350	109,578	4,608,160
Mary V. Powell	12,204,821	24,107	4,608,160
Jack L. Sutherland	12,204,991	23,937	4,608,160

Proposal 2. Ratification of Independent Auditor. By the vote referenced below, the stockholders voted to ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the Company for the year ending December 31, 2011.

For	Against	Abstain
16,788,751	40,456	7,881

No other matters were submitted to a vote of the stockholders at the annual meeting.

Item 8.01.	Other Events.

On June 1, 2011, the Board of Directors extended the Company’s previously-established common stock repurchase program for one additional year, through June 30, 2012. The program would have otherwise expired on June 30, 2011. The Board of Directors has previously authorized the Company to repurchase up to $60 million of its common stock in the open market and through private purchases. As of March 31, 2011, the Company has repurchased 5.5 million shares at a total cost of approximately $55.1 million, which leaves approximately $4.9 million that may yet be purchased under the current program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.

Date: June 3, 2011

	By:	/s/ Douglas E. Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer